Exhibit 99.1

84 Waterford Drive Marlborough, MA 01752-7010 Tel: 508-481-6700 Fax: 508-481-7683 www.sepracor.com

NEWS RELEASE

Contact:

Jonaé R. Barnes

Sr. Vice President, Investor Relations and

Corporate Communications

Sepracor Inc.

(508) 481-6700

SEPRACOR INC. REPORTS STRONG SECOND QUARTER 2009 OPERATING RESULTS AND
INCREASES FINANCIAL GUIDANCE FOR 2009

•                  Second quarter 2009 revenues increased 11% to $326.2 million, including a one-time $16.9 million special item, compared to same period in 2008

•                  Reported GAAP earnings per share (EPS) for second quarter 2009 were $0.39 per diluted share vs. $3.28 per diluted share for same period in 2008*

•                  Excluding special items and recurring non-GAAP adjustments, non-GAAP EPS for second quarter 2009 were $0.72 per diluted share vs. $0.06 per diluted share for same period in 2008*

•                  First-half 2009 revenues increased 7% to $656.4 million, including a one-time special item, compared to same period in 2008

•                  Reported GAAP EPS for the first half of 2009 were $0.70 per diluted share vs. $3.34 per diluted share for the same period in 2008*

•                  Excluding special items and recurring non-GAAP adjustments, non-GAAP EPS for first half of 2009 were $1.57 per diluted share vs. $0.60 for the same period in 2008*

•                  Cash and short- and long-term investments were $707.0 million as of June 30, 2009

*See below under the heading “Use of non-GAAP Financial Measures and Prior Period Adjustments”.  Attached is a reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP calculations.

MARLBOROUGH, Mass., July 24, 2009 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the second quarter and first half of 2009.

For the three months ended June 30, 2009, total revenues increased 11% to approximately $326.2 million compared to $294.1 million for the same period in 2008. The 2009 period includes $16.9 million of previously deferred license revenue accelerated as a result of the termination of the LUNIVIA® (eszopiclone) agreement with GlaxoSmithKline (GSK). GAAP net income for the three months ended June 30, 2009 was approximately $44.9 million, or $0.39 per diluted share, compared to $380.9 million, or $3.28 per diluted share, for the same quarter in 2008.  Non-GAAP net income for the second quarter of 2009 was $82.3 million, or $0.72 per diluted share, which excludes a milestone charge and the accelerated GSK license revenue and includes a favorable adjustment to income taxes to reflect Sepracor’s estimated annual effective cash-basis tax rate.  These results compare with non-GAAP net income for the second quarter of 2008 of $7.5 million, or $0.06 per diluted share, which excludes an income tax benefit as a result of the release of a valuation allowance on our deferred tax assets and an in-process research and development charge.  Non-GAAP net income for these periods excludes certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures.

For the six months ended June 30, 2009, total revenues increased 7% to approximately $656.4 million compared to $614.9 million for the same period in 2008.  The 2009 period includes the accelerated license revenue resulting from the termination of the LUNIVIA agreement with GSK. GAAP net income for the six months ended June 30, 2009 was approximately $80.0 million, or $0.70 per diluted share, compared to $388.1 million, or $3.34 per diluted share, for the same period in 2008.  Non-GAAP net income for the first half of 2009 was $179.1 million, or $1.57 per diluted share, which excludes a restructuring charge, a milestone charge and the accelerated GSK license revenue and includes a favorable adjustment to income taxes to reflect Sepracor’s estimated annual effective cash-basis tax rate.  These results compare with non-GAAP net income of $70.0 million, or $0.60 per diluted share, for the first half of 2008, which excludes an income tax benefit as a result of the release of a valuation allowance on our deferred tax assets, in-process research and development charges and a milestone charge.  Non-GAAP net income for these periods excludes certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures.

“We are delighted to have delivered another strong quarter of financial results following the implementation of our strategic corporate restructuring plan and the successful implementation of our new commercial model,” said Adrian Adams, President and Chief Executive Officer. “I am pleased with the post-restructuring prescription performance trends that we have seen across our portfolio, as well as the revenue and earnings momentum we are delivering. As a result of these trends and the success of our cost saving initiatives, we are increasing our financial guidance for 2009, and we are committed to continuing to strive to deliver strong financial performance, EPS momentum and enhanced shareholder value over time.”

Sepracor is increasing its previous 2009 full-year revenue and non-GAAP EPS guidance.  The projected 2009 full-year revenue range is now increased to $1,225.0-$1,275.0 million from $1,150.0-$1,250.0 million.  The projected non-GAAP EPS range is now increased to $2.55-$2.90 per diluted share, based on 114.5 million fully-diluted shares outstanding, from $2.10-$2.70 per diluted share, based on 116.0 million fully-diluted shares outstanding. The projected revenue guidance excludes the $16.9 million of previously deferred license revenue recognized in the second quarter of 2009 as a result of the termination of the LUNIVIA agreement with GSK.  Attached in this press release is a reconciliation of GAAP to non-GAAP calculations.

LUNESTA® brand eszopiclone, for the treatment of insomnia, generated revenues of $151.3 million in the second quarter of 2009 compared to $148.1 million for the same quarter in 2008.  First-half 2009 revenues for LUNESTA were $291.7 million compared to $283.7 million for the first half of 2008.

XOPENEX® brand levalbuterol HCl Inhalation Solution, a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients with asthma and chronic obstructive pulmonary disease (COPD), accounted for $89.9 million of revenues for the second quarter of 2009 compared to $85.4 million for the second quarter of 2008. XOPENEX Inhalation Solution revenues for the first half of 2009 were $208.0 million versus $225.4 million for the first half of 2008.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) formulation of levalbuterol, accounted for $14.8 million of revenues during the second quarter of 2009 compared to $14.1 million for the same period in 2008.  First-half 2009 revenues for XOPENEX HFA were $34.9 million versus revenues of $34.2 million for the first half of 2008.

BROVANA® brand arformoterol tartrate Inhalation Solution, a long-acting, twice-daily maintenance treatment of bronchoconstriction in patients with COPD, had revenues of $19.1 million for the second quarter of 2009 compared to $13.3 million for the same period in 2008.  First-half 2009 revenues for BROVANA were $37.7 million versus $23.2 million for the first half of 2008.

OMNARIS® brand ciclesonide Nasal Spray had revenues of $9.1 million for the second quarter of 2008 versus $7.4 million for the second quarter of 2008.  First-half 2009 revenues for OMNARIS Nasal Spray were $15.0 million compared to $7.4 million for the first half of 2008.  Sepracor commercially introduced OMNARIS Nasal Spray in April 2008. OMNARIS Nasal Spray is indicated for the treatment of nasal symptoms associated with seasonal allergic rhinitis (SAR) in adults and children 6 years of age and older, and with perennial allergic rhinitis (PAR) in adults and adolescents 12 years of age and older.

ALVESCO® brand ciclesonide HFA Inhalation Aerosol, an inhaled corticosteroid indicated for maintenance treatment of asthma as prophylactic therapy in adult and adolescent patients 12 years of age and older, had no revenues for the second quarter of 2009. Sepracor commercially introduced ALVESCO HFA in September 2008 through a staged launch that was initially focused primarily on specialists, with a targeted primary care roll-out during the first quarter of 2009. No revenues were recorded for ALVESCO HFA during the first half of 2009 primarily due to the time necessary to reduce launch-phase inventory.

Revenues from Sepracor Pharmaceuticals, Inc. (SPI), a subsidiary of Sepracor acquired in June 2008 that markets branded prescription pharmaceutical products in Canada, were $5.0 million for the second quarter of 2009 compared to $1.6 million for the second quarter of 2008.  First-half 2009 revenues for SPI were $8.8 million compared to revenues of $1.6 million for the first half of 2008.

Sepracor continues to earn royalty revenues on sales of out-licensed antihistamine products, which include Schering-Plough’s CLARINEX® brand desloratadine, sanofi-aventis’ ALLEGRA® brand fexofenadine HCl and UCB’s XYZAL®/XUSAL™ brand levocetirizine.  Sepracor’s combined royalty revenues were $19.4 million in the second quarter of 2009 compared to $21.8 million for the same quarter in 2008.  First-half 2009 royalty revenues totaled $41.5 million versus $37.0 million for the first half of 2008.

Sepracor announced during the second quarter of 2009 the results of a large-scale Phase III study of OMNARIS HFA, a nasal aerosol formulation of ciclesonide, for the treatment of SAR in adult and adolescent patients. In this study, OMNARIS HFA met its primary efficacy endpoint.  In addition, OMNARIS HFA met its key secondary endpoints with statistically significant improvement in an ocular symptom score. Sepracor intends to commence a large-scale Phase III trial in patients with PAR in the third quarter of 2009.  If developed successfully and approved by the U.S. Food and Drug Administration (FDA), OMNARIS HFA could be the first nasal HFA formulation to be available for patients in the U.S. for the treatment of allergic rhinitis.

In early July, Sepracor announced that it had completed the analysis and validation of the preliminary results of a Phase II study evaluating the efficacy and safety of SEP-225289 for the treatment of major depressive disorder. Sepracor determined that SEP-225289 did not meet the primary efficacy endpoint. In this study, the measured serum concentrations of SEP-225289 were found to be below expected levels of exposure for both doses studied and were well below exposure profiles observed in several Phase I studies.  Furthermore, the adverse event profile demonstrated by SEP-225289 was inconsistent with prior clinical experience and was similar to the side effect profile observed when patients were administered placebo. As such, preliminary data have been found to be inconclusive pending further investigation of the dose exposure relationship of SEP-225289.

Also in early July, Sepracor announced that the FDA had notified the company that two studies of LUNESTA underway in pediatric patients were put on clinical hold due to the FDA’s concerns regarding non-clinical data that could be relevant to the administration of eszopiclone in children.  The two studies were being conducted in response to a Written Request from the FDA in connection with Sepracor’s efforts to obtain a pediatric exclusivity extension for LUNESTA.  The clinical hold does not relate to any findings observed in the pediatric clinical studies nor does it impact any ongoing eszopiclone clinical trials in adults.  The non-clinical data resulting in the clinical hold is not related to carcinogenicity or genetic toxicology. In addition, this action does not impact the availability or prescribing information for LUNESTA in the treatment of adults with insomnia. LUNESTA has been proven to be safe and well tolerated in the treatment of adults and elderly patients with insomnia. Sepracor is working with the FDA to address the potential resolution of the FDA’s concerns regarding the non-clinical data with respect to human pediatric subjects.

In 2008, Sepracor submitted a briefing package to the FDA outlining a proposal to conduct an abbreviated Phase III program for SEP-227162, a dual reuptake inhibitor being developed for the treatment of depression. In a recent communication, the FDA agreed with the key elements of Sepracor’s proposal, and Sepracor is currently evaluating the possible initiation of a Phase III registration trial for SEP-227162.

SEP-0227018, a new formulation of LUNESTA being studied for potentially improved efficacy, is now in Phase II clinical development. Sepracor is also in the process of completing studies of LUNESTA with a new coating, and subject to FDA approval, anticipates commercially launching LUNESTA with this new, non-functional, but durable, film coating in 2010.

Sepracor submitted a New Drug Application (NDA) to the FDA during the first quarter of 2009 for STEDESA™ eslicarbazepine acetate, a compound licensed from BIAL-Portela & Ca, S.A., as adjunctive therapy in the treatment of partial-onset seizures in adults with epilepsy. The NDA was accepted for filing and is now under formal review by the FDA.  The Prescription Drug User Fee Act (PDUFA) action date for STEDESA is January 30, 2010. A PDUFA date is the date by which the FDA is expected to review and act on an NDA submission.  Sepracor is currently conducting a Phase III program in the U.S. using STEDESA as a monotherapy for the treatment of epilepsy.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward large and growing markets and unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Use of non-GAAP Financial Measures and Prior Period Adjustments

Effective January 1, 2009, Sepracor adopted FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) and EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities) (EITF 03-6-1).  As required by these accounting pronouncements, Sepracor adjusted its previously reported financial statements to apply these changes for periods prior to January 1, 2009.  While adjusting its prior year financial statements for these new accounting pronouncements, Sepracor also adjusted its financial statements for immaterial corrections.  A detailed description of these adjustments and their impact on prior periods is located in Sepracor’s 8-K filed with the SEC on May 14, 2009.

In addition to providing financial measurements based on GAAP, Sepracor is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). The use of, and emphasis on, non-GAAP financial metrics are discouraged by governing regulatory agencies, and companies are required to explain why non-GAAP financial metrics are relevant to management and investors. Sepracor believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of its past performance and future prospects, consistent with how management measures and forecasts its performance, especially when comparing such results to previous periods or forecasts. Specifically with respect to the exclusion of amortization of intangible assets from GAAP net income, purchased intangible assets relate primarily to core and developed technology of acquired businesses. Sepracor considers these charges non-cash in nature and unrelated to its core operating performance, and use of this non-GAAP measure allows comparisons of operating results that are consistent over time for both Sepracor’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies. Sepracor’s management uses all of these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-

GAAP financial metrics because they are specific to Sepracor’s operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, Sepracor believes that investors are able to compare its GAAP results to those of other companies while also gaining a better understanding of Sepracor’s operating performance as evaluated by management.

Sepracor estimates its full-year 2009 effective tax rate to be approximately 41%. However, Sepracor is currently utilizing its net operating loss (NOL) carryforwards, subject to certain restrictions, to offset its taxable income, which results in an estimated annual effective cash-basis tax rate of approximately 3%. Sepracor anticipates that this reduced tax rate will be utilized for all of 2009. Therefore, in the attached reconciliation of GAAP to non-GAAP measures, Sepracor has adjusted the GAAP income tax expense for the three and six months ended June 30, 2009 to reflect its estimated annual effective cash-basis tax rate.

Sepracor expects to continue to incur for the foreseeable future significant expenses similar to the non-GAAP adjustment for amortization of intangible assets described in the attached reconciliation of GAAP to non-GAAP measures, as well as imputed interest expense related to discounted future payments under license agreements, which are also excluded from GAAP net income. In addition, second quarter and first-half 2009 and 2008 results and 2009 EPS guidance are adjusted to exclude interest expense associated with Sepracor’s 0% convertible subordinated notes due 2024, or 2024 Notes, as required under FSP APB 14-1. Sepracor also expects to continue to incur this interest expense until the 2024 Notes are repaid in full as well as non-cash income tax expense until all of its NOLs are consumed, however it intends to exclude both of these items from GAAP net income. The exclusion of these items from Sepracor’s non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the material limitations in relying on these non-GAAP financial measures are that while amortization of intangible assets and GAAP income tax expense do not directly affect Sepracor’s current cash position, such expenses represent the declining value of technology and other intangible assets it has acquired over their respective expected economic lives, or, in the case of GAAP taxes expense, the decrement of its deferred tax assets. The expense associated with these adjustments is excluded from non-GAAP financial measures, and therefore the non-GAAP financial measures do not reflect the costs of acquired intangible assets or the reduction of Sepracor’s deferred tax assets. In addition, while the interest expense on Sepracor’s 2024 Notes and imputed interest expense related to license agreements that are excluded relate to non-cash interest charges and do not directly affect Sepracor’s current cash position, such amounts will eventually be paid by us as principal under the 2024 Notes and relevant license agreements, as the case may be, and are a necessary element of its costs and ability to generate profits. Therefore, any measure that excludes imputed interest expense, interest expense on Sepracor’s 2024 Notes and GAAP income tax expense has material limitations. Sepracor compensates for these limitations by using the non-GAAP measures that exclude associated amortization of intangible assets, GAAP income tax expense, imputed interest expense from discounted future payments under license agreements and interest expense on its 2024 Notes as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its profitability and operating results.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercialization of Sepracor’s pharmaceutical products and product candidates; the safety, efficacy, potential benefits, possible uses and commercial success of Sepracor’s products and product candidates; Sepracor’s potential for strong financial performance, EPS momentum and enhanced shareholder value over time; OMNARIS HFA potentially being the first nasal HFA formulation to be available for patients in the U.S. for the treatment of allergic rhinitis; the possible initiation of a Phase III registration trial for SEP-227162; a new LUNESTA formulation with the potential for improved efficacy; the anticipated commercial launch of LUNESTA with a new coating in 2010; and 2009 financial guidance with respect to revenue and non-GAAP EPS.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to fund, and the results of, further clinical trials with respect to products under development; the timing of the results of Sepracor’s clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings, including with respect to STEDESA and OMNARIS HFA; the scope of Sepracor’s trademarks, patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits and commercial success of Sepracor’s products; changes in the use and/or label of Sepracor’s products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the outcome of interactions with the FDA regarding the clinical hold on two pediatric clinical studies of eszopiclone; Sepracor’s ability to successfully complete the implementation of its corporate restructuring and workforce reduction plan and further reduce expenses; the impact of the workforce reduction on Sepracor’s business, including a potential adverse impact on revenues and Sepracor’s corporate development and licensing activities; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce and other anticipated cost-saving initiatives across the organization; private insurers such as managed care organizations adopting their own coverage restrictions or demanding price concessions in response to state, Federal or administrative action; the ability of Sepracor to attract and retain qualified personnel; the ability of Sepracor to successfully collaborate with third parties; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the ability of Sepracor to successfully acquire additional products and/or product candidates; the ability of Sepracor to develop and successfully commercialize its newly acquired products and product candidates; and certain other factors that may affect future operating results, which are detailed in Sepracor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA, Brovana and Lunivia are registered trademarks of Sepracor Inc. Omnaris and Alvesco are registered trademarks of Nycomed GmbH. Stedesa is a trademark of BIAL-Portela & Ca, S.A. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.

Condensed, consolidated statements of operations and consolidated balance sheets and GAAP to non-GAAP reconciliations follow.

-more-

In conjunction with this Second Quarter 2009 Operating Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on July 24, 2009. To participate via telephone, dial (612) 326-1003, referring to access code 106718.  Please call ten minutes prior to the scheduled conference call time.  For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for one week. To replay the call, dial (320) 365-3844, access code 106718. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

###

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 30, 2009	December 31, 2008 (1)
ASSETS

Cash, short- and long-term investments	$707,203	$765,830
Accounts receivable, net	135,495	177,457
Inventory, net	66,691	69,003
Property, plant and equipment, net	119,361	117,874
Investment in affiliate	2,521	2,873
Goodwill and intangibles, net	170,270	174,834
Deferred taxes, net	416,009	464,119
Other assets	30,300	35,334

Total assets	$1,647,850	$1,807,324

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$165,814	$159,281
Deferred taxes	5,074	5,577
Other liabilities	352,700	402,400
Debt payable	578	1,468
Convertible subordinated debt	285,354	513,959
Total stockholders’ equity	838,330	724,639

Total liabilities and stockholders’ equity	$1,647,850	$1,807,324

(1)

Effective January 1, 2009, we adopted FSP APB 14-1 and EITF 03-6-1. As required by these accounting pronouncements, we adjusted our previously reported financial statements to apply these changes for periods prior to January 1, 2009. While adjusting our prior year financial statements for these new pronouncements, we also adjusted our financial statements for immaterial corrections. A detailed description of these adjustments and their impact on prior periods is located in Sepracor’s 8-K filed with the SEC on May 14, 2009.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share amounts)	2009	2008 (1)	2009	2008 (1)

Revenues:

Product sales	$289,264	$269,946	$596,118	$575,490
Royalties and license fees	36,980	24,199	60,298	39,434
Total revenues	326,244	294,145	656,416	614,924

Cost of revenue	28,897	27,246	60,973	55,322

Gross margin	297,347	266,899	595,443	559,602

Operating expenses:
Research and development	72,745	58,299	131,969	124,528
Research and development - in process upon acquisition	—	50,758	—	89,995
Selling, general and administrative	147,214	207,568	290,643	386,218
Amortization of intangible assets	1,496	1,918	2,992	4,183
Restructuring	2,555	(266)	30,091	(566)
Total operating expenses	224,010	318,277	455,695	604,358

Income (loss) from operations	73,337	(51,378)	139,748	(44,756)

Other income (expense):
Interest income	2,123	5,545	4,004	13,714
Interest expense	(6,187)	(8,776)	(14,138)	(15,472)
Gain on extinguishment of debt	3,016	—	2,526	—
Other income (expense), net	319	(9,354)	514	(9,432)
Total other (expense) income	(729)	(12,585)	(7,094)	(11,190)

Equity in investee losses	(222)	(272)	(427)	(475)

Income (loss) before income taxes	72,386	(64,235)	132,227	(56,421)

Provision for (benefit from) income taxes	27,536	(445,168)	52,200	(444,472)

Net income	$44,850	$380,933	$80,027	$388,051

Net income per common share - basic	$0.41	$3.52	$0.73	$3.59

Net income per common share - diluted	$0.39	$3.28	$0.70	$3.34

Weighted average shares outstanding - basic	109,493	108,325	109,365	108,082
Weighted average shares outstanding - diluted	113,828	116,247	114,137	116,013

(1)

Effective January 1, 2009, we adopted FSP APB 14-1 and EITF 03-6-1. As required by these accounting pronouncements, we adjusted our previously reported financial statements to apply these changes for periods prior to January 1, 2009. While adjusting our prior year financial statements for these new pronouncements, we also adjusted our financial statements for immaterial corrections. A detailed description of these adjustments and their impact on prior periods is located in Sepracor’s 8-K filed with the SEC on May 14, 2009.

Sepracor Inc.

Non-GAAP Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share amounts)	2009	2008 (1)	2009	2008 (1)

Revenues:

Product sales	$289,264	$269,946	$596,118	$575,490
Royalties and license fees	20,026	24,199	43,344	39,434
Total revenues	309,290	294,145	639,462	614,924

Cost of revenue	26,802	26,249	56,836	54,325

Gross margin	282,488	267,896	582,626	560,599

Operating expenses:
Research and development	52,745	58,299	111,969	114,528
Selling, general and administrative	147,214	207,568	290,643	386,218
Amortization of intangible assets	32	33	63	67
Total operating expenses	199,991	265,900	402,675	500,813

Income from operations	82,497	1,996	179,951	59,786

Other income (expense):
Interest income	2,123	5,545	4,004	13,714
Interest expense	(37)	(49)	(90)	(104)
Other income (expense), net	650	(248)	845	(326)
Total other income	2,736	5,248	4,759	13,284

Equity in investee losses	(222)	(272)	(427)	(475)

Income before income taxes	85,011	6,972	184,283	72,595

Provision for (benefit from) income taxes	2,720	(561)	5,201	2,576

Net income	$82,291	$7,533	$179,082	$70,019

Net income per common share - basic	$0.75	$0.07	$1.64	$0.65

Net income per common share - diluted	$0.72	$0.06	$1.57	$0.60

Weighted average shares outstanding - basic	109,493	108,325	109,365	108,082
Weighted average shares outstanding - diluted	113,828	116,247	114,137	116,013

(1)

Effective January 1, 2009, we adopted FSP APB 14-1 and EITF 03-6-1. As required by these accounting pronouncements, we adjusted our previously reported financial statements to apply these changes for periods prior to January 1, 2009. While adjusting our prior year financial statements for these new pronouncements, we also adjusted our financial statements for immaterial corrections. A detailed description of these adjustments and their impact on prior periods is located in Sepracor’s 8-K filed with the SEC on May 14, 2009.

Sepracor Inc.

Reconciliation of GAAP to non-GAAP Measures

(Unaudited)

	Three months ended June 30, 2009		Six months ended June 30, 2009
(In thousands, except per share amounts)		EPS		EPS
Non-GAAP net income	$82,291		$179,082
Non-GAAP diluted income per common share		0.72		1.57

Special Items:
Research and development milestone charge	(20,000)	(0.18)	(20,000)	(0.18)
Impairment loss on investment	(331)	—	(331)	—
Gain on extinguishment of debt	3,016	0.03	2,526	0.02
Restructuring	(2,555)	(0.02)	(30,091)	(0.26)
GSK accelerated deferred license revenue	16,954	0.15	16,954	0.15
				—
Recurring non-GAAP adjustment:				—
Cost of goods sold - amortization of intangible assets	(2,095)	(0.02)	(4,137)	(0.04)
Amortization of intangible assets	(1,464)	(0.01)	(2,929)	(0.03)
Imputed interest on acquired intangible assets	(3,103)	(0.03)	(6,202)	(0.05)
Interest expense related to FSP APB 14-1	(3,047)	(0.03)	(7,846)	(0.07)

Total special items and recurring non-GAAP adjustment before income taxes	(12,625)	(0.11)	(52,056)	(0.46)

Adjustment for non-GAAP cash provision for income taxes (2)	(24,816)	(0.22)	(46,999)	(0.41)
Net income, as reported under GAAP	$44,850		$80,027
Diluted income per common share, as reported under GAAP		$0.39		$0.70

	Three months ended June 30, 2008 (1)		Six months ended June 30, 2008 (1)
		EPS		EPS
Non-GAAP net income	$7,533		$70,019
Non-GAAP diluted income per common share		$0.06		$0.60

Special Items:
Valuation allowance release related to taxes	443,367	3.83	443,367	3.82
Research and development milestone charge	—	—	(10,000)	(0.09)
Research and development - in process upon acquisition	(50,758)	(0.44)	(89,995)	(0.78)
Restructuring	266	—	566	—
Impairment loss on investment	(9,106)	(0.08)	(9,106)	(0.08)

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(997)	(0.01)	(997)	(0.01)
Amortization of intangible assets	(1,885)	(0.02)	(4,116)	(0.04)
Imputed interest on acquired intangible assets	(2,066)	(0.02)	(2,066)	(0.02)
Interest expense related to FSP APB 14-1	(6,661)	(0.05)	(13,302)	(0.09)

Total special items and recurring non-GAAP adjustment before income taxes	372,160	3.21	314,351	2.71

Adjustment for non-GAAP cash provision for income taxes	1,240	0.01	3,681	0.03
Net income, as reported under GAAP	$380,933		$388,051
Diluted income per common share, as reported under GAAP		$3.28		$3.34

Weighted average shares outstanding - diluted 2009	113,828		114,137
Weighted average shares outstanding - diluted 2008	116,247		116,013

(1)

Effective January 1, 2009 we adopted FSP APB 14-1 and EITF 03-6-1. As required by these accounting pronouncements, we adjusted our previously reported financial statements to apply these changes for periods prior to January 1, 2009. While adjusting our prior year financial statements for these new pronouncements, we also adjusted our financial statements for immaterial corrections. A detailed description of these adjustments and their impact on prior periods is located in Sepracor’s 8-K filed with the SEC on May 14, 2009.

(2)

Sepracor estimates its full year 2009 GAAP effective tax rate to be approximately 41%. However, Sepracor is currently utilizing its net operating loss carryforwards, subject to certain limitations, to offset its taxable income, which results in an estimated annual effective cash-basis tax rate of approximately 3.0%. Sepracor anticipates that this reduced tax rate will be utilized for all of 2009. Therefore, in the reconciliation of GAAP to non-GAAP measures, Sepracor has adjusted its GAAP income tax expense for the three and six months ended June 30, 2009 to reflect its estimated effective cash-basis tax rate.

Sepracor Inc.

Reconciliation of GAAP to non-GAAP Guidance Measures

(Unaudited)

	Twelve months ended
	December 31, 2009
(In thousands, except per share amounts)		EPS - Low	EPS - High

Guidance non-GAAP diluted income per common share 2009		$2.55	$2.90

Special Items:
Research and development milestone charge	(20,000)	(0.17)	(0.17)
Arrow royalty buyout	(61,400)	(0.54)	(0.54)
Gain on extinguishment of debt	2,500	0.02	0.02
GSK accelerated deferred license revenue	16,900	0.15	0.15
Restructuring	(30,100)	(0.26)	(0.26)

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(8,200)	(0.07)	(0.07)
Amortization of intangible assets	(5,900)	(0.05)	(0.05)
Imputed interest on acquired intangible assets	(12,200)	(0.11)	(0.11)
Interest expense related to FSP APB 14-1	(10,600)	(0.09)	(0.09)

Total special items and recurring non-GAAP adjustment before income taxes	$(129,000)	(1.12)	(1.12)

Adjustment for non-GAAP cash provision for income taxes (1)	(63,000) - (76,000)	(0.55)	(0.66)
Guidance diluted income per common share 2009, under GAAP		$0.88	$1.12

Weighted average shares outstanding - diluted 2009	114,500

(1)

In 2009, Sepracor expects to utilize its net operating loss carryforwards, subject to certain limitations, to offset its taxable income, which results in an estimated annual effective cash-basis tax rate of approximately 3.0%. Sepracor anticipates that this reduced tax rate will be utilized for all of 2009.  Therefore, in the reconciliation of GAAP to non-GAAP guidance measures, Sepracor has adjusted its GAAP income tax expense for the three and six months ended June 30, 2009 to reflect its estimated effective cash-basis tax rate.